EXHIBIT 99.1

For Immediate Release
Contact: Harvey Grossblatt, President
Universal Security Instruments, Inc.
410-363-3000, Ext. 224
or
Don Hunt, Jeff Lambert
Lambert, Edwards & Associates, Inc.
616-233-0500

Universal Security Instruments Announces Results for Fiscal Year
and Update on Canadian Liquidation

OWINGS MILLS, MD, July 7, 2008: Universal Security Instruments, Inc. (Universal) (AMEX: UUU) today announced results for its fourth quarter and fiscal year ended March 31, 2008.

Universal reported a fourth quarter loss of $5,042,257 or ($2.02) per basic and diluted share on sales of $6,677,293 compared to net earnings of $850,395, or $0.35 per basic and $0.34 per diluted share, on sales on $8,199,551 for the comparable period of the previous year. Included in the results of the fourth quarter was a loss from discontinued operations of $5,079,848 and $489,030 for the same quarter last year. Continuing operations resulted in net income of $37,591, or $0.02 per basic and diluted share, compared to net income of $1,339,425, or $0.56 per basic and $0.53 per diluted share, in the comparable quarter last year.

For the 12 months ended March 31, 2008, sales were $33,871,362 versus $32,934,388 for the same period last year. The Company reported a net loss of $5,568,914 or ($2.24) per basic and ($2.23) per diluted share, compared to net income of $5,533,258 or $2.31 per basic share and $2.23 per diluted share for the comparable period of the previous year. Included in the results were losses of $8, 393,663 and $560,108, respectively, from discontinued operations. Continuing operations resulted in income of $2,824,749, or $1.14 per basic and $1.13 per diluted share for the fiscal year ended March 31, 2008, and $6,093,366, or $2.54 per basic and $2.45 per diluted share in the 2007 fiscal year.

As previously reported, the Company stated during its fourth quarter of the 2008 fiscal year, the assets of the Company’s Canadian subsidiary which manufactured electrical mechanical steel conduit tubing (EMT) were placed in receivership, and the Company discontinued its Canadian subsidiary’s operations. The reported losses from discontinued operations arose from the Canadian subsidiary’s operations.

Due to the requirements of accounting standard FAS 5, Universal did not record any gain in the year ended March 31, 2008 from its Canadian operations related to the anticipated abatement of debt to certain unsecured creditors of the discontinued operations. This gain from abatement of debt is estimated to range between $3,750,000 and $4,250,000 and will not be recognized until the liquidation is completed which should occur during the fiscal year ending March 31, 2009.

Sales at the Company's USI ELECTRIC division continued to be affected by the softening in the U.S. housing market. The Company has recently introduced a new line of exhaust and bath fans and believes these sales should reduce the impact of slower home building during the current fiscal year.

Sales from the Company's retail division continue to increase with the addition of a major Canadian retailer, and these sales will start in the Company’s second fiscal quarter.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 39-year history of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.
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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our and our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

— more —

7-A GWYNNS MILL COURT • OWINGS MILLS, MARYLAND 21117, USA
(410) 363-3000 • www.universalsecurity.com

Universal/Page 2
UNIVERSAL SECURITY INSTRUMENTS, INC.
CONSOLIDATED STATEMENT OF INCOME

	(UNAUDITED) Three Months Ended March 31,
	2008	2007
Sales	$6,677,293	$8,199,551
Net income from continuing operations	37,591	1,339,425
Income per share from continuing operations:
Basic	0.02	0.56
Diluted	0.02	0.53
Loss from discontinued operations	(5,079,848)	(489,030)
Loss per share from discontinued operations:
Basic	(2.04)	(0.20)
Diluted	(2.04)	(0.19)
Net (loss) income	(5,042,257)	850,395
Net (loss) income per share – basic	(2.02)	0.35
Net (loss) income per share – diluted	(2.02)	0.34
Weighted average number of common shares outstanding
Basic	2,487,867	2,398,284
Diluted	2,487,867	2,520,477

	(AUDITED)
	Twelve Months Ended March 31
	2008	2007
Sales	$33,,871,362	$32,934,388
Net income from continuing operations	2,824,749	6,093,366
Income per share from continuing operations:
Basic	1.14	2.54
Diluted	1.13	2.45
Loss from discontinued operations	(8,393,663)	(560,108)
Loss per share from discontinued operations:
Basic	(3.38)	(0.23)
Diluted	(3.35)	(0.23)
Net (loss) income	(5,568,914)	5,533,258
Net (loss) income per share – basic	(2.24)	2.31
Net (loss) income per share – diluted	(2.23)	2.23
Weighted average number of common shares outstanding
Basic	2,484,192	2,398,284
Diluted	2,502,017	2,484,606

CONSOLIDATED BALANCE SHEET

	March 31,
	2008	2007
ASSETS
Cash	$3,863,784	$-
Accounts receivable and amount due from factor	6,144,169	8,473,388
Inventory	5,357,488	8,705,316
Prepaid expenses	206,197	141,577
Current assets of discontinued operations	2,850,731	8,881,921
TOTAL CURRENT ASSETS	18,422,369	26,202,202
INVESTMENT IN HONG KONG JOINT VENTURE	9,986,579	9,072,284
PROPERTY, PLANT AND EQUIPMENT – NET	130,347	146,072
OTHER ASSETS AND DEFERRED TAX ASSET	1,929,622	774,910
TOTAL ASSETS	$30,468,917	$36,195,468
LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable	$-	$2,254,966
Accounts payable and accrued expenses	2,465,292	3,799,283
Current liabilities of discontinued operations	7,823,450	3,522,549
Accrued liabilities	665,080	1,946,789
TOTAL CURRENT LIABILITIES	10,953,822	11,523,587
LONG TERM OBLIGATION	91,160	-
SHAREHOLDERS’ EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,487,867 and 2,475,612 shares at March 31, 2008 and March 31, 2007, respectively	24,879	24,756
Additional paid-in capital	13,453,378	13,214,025
Retained earnings	5,890,023	11,545,304
Other comprehensive loss	55,655	(112,204)
TOTAL SHAREHOLDERS’ EQUITY	19,423,935	24,671,881
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$30,468,917	$36,195,468

Reports and Financial Statements

Eyston Company Limited

For the year ended 31 March 2008

Eyston Company Limited

Independent auditors' report

To the members of Eyston Company Limited
(incorporated in Hong Kong with limited liability)

We have audited the consolidated financial statements of Eyston Company Limited (the "company") set out on pages 6 to 43, which comprise the consolidated and company balance sheets as at 31 March 2008, and the consolidated income statement, the consolidated statement of changes in equity and the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory notes.

Directors' responsibility for the financial statements
The directors of the company are responsible for the preparation and the true and fair presentation of these financial statements in accordance with Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants and the Hong Kong Companies Ordinance. This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors' responsibility
Our responsibility is to express an opinion on these financial statements based on our audit and to report our opinion solely to you, as a body, in accordance with section 141 of the Hong Kong Companies Ordinance, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

We conducted our audit in accordance with Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certified Public Accountants. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free from material misstatement.

JV-1

Auditors' responsibility (Continued)
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors' judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity's preparation and true and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements give a true and fair view of the state of affairs of the company and of the group as at 31 March 2008 and of the group's profit and cash flows for the year then ended in accordance with Hong Kong Financial Reporting Standards and have been properly prepared in accordance with the Hong Kong Companies Ordinance.

Grant Thornton
Certified Public Accountants
13th Floor, Gloucester Tower
The Landmark
15 Queen's Road Central
Hong Kong

25 June 2008

JV-2

Consolidated income statement
for the year ended 31 March 2008

	Notes	2008	2007
		HK$	HK$

Turnover	5	235,060,421	320,142,022

Cost of sales		(176,141,949)	(213,147,126)

Gross profit		58,918,472	106,994,896

Other income	6	5,350,795	4,693,192

Administrative expenses		(34,379,717)	(37,260,187)

Profit from operations		29,889,550	74,427,901

Finance costs	7	(210,016)	(405,953)

Profit before income tax	8	29,679,534	74,021,948

Income tax expense	9	(4,173,251)	(8,848,735)

Profit for the year	10	25,506,283	65,173,213

Dividends	11	16,716,167	29,866,722

Eyston Company Limited	JV-3

Consolidated balance sheet
as at 31 March 2008

	Notes	2008	2007
		HK$	HK$

ASSETS AND LIABILITIES

Non-current assets
Property, plant and equipment	12	59,767,941	55,170,184
Advanced lease payments	13	14,023,266	9,574,779
Available-for-sale financial assets	14	7,902,216	26,823,106
		81,693,423	91,568,069
Current assets
Inventories	16	28,354,497	30,441,083
Available-for-sale financial assets	14	15,633,540	-
Trade and other receivables	17	5,674,634	9,209,513
Amount due from shareholder	21	9,392,116	20,344,847
Loan to a shareholder	19	-	1,950,000
Cash and cash equivalents	20	50,687,596	36,853,474
		109,742,383	98,798,917
Current liabilities
Trade and other payables		21,499,786	22,686,174
Obligations under finance lease		21,000	21,000
Amount due to a related company	21	2,329,153	7,113,550
Dividend payable	22	11,700,000	11,700,000
Amount due to a director	23	-	200,000
Loans from shareholders	24	2,868,954	2,868,954
Collateralised bank advances	25	971,312	2,853,162
Provision for taxation		1,199,326	5,360,473
		40,589,531	52,803,313
Net current assets		69,152,852	45,995,604

Non-current liabilities
Obligations under finance lease		52,700	73,700
Deferred tax liabilities	26	587,877	788,712
Net assets		150,205,698	136,701,261

EQUITY

Share capital	27	200	200
Reserves	28	150,205,498	136,701,061
		150,205,698	136,701,261

Director	Director

Eyston Company Limited	JV-4

Balance sheet
as at 31 March 2008

	Notes	2008	2007
		HK$	HK$
ASSETS AND LIABILITIES

Non-current assets
Property, plant and equipment	12	10,169,509	13,465,746
Advanced lease payments	13	668,775	930,239
Available-for-sale financial assets	14	7,902,216	26,823,106
Interests in subsidiaries	15	94,990,967	77,807,152
		113,731,467	119,026,243
Current assets
Inventories	16	28,354,497	30,441,083
Available-for-sale financial assets	14	15,633,540	-
Other receivables		1,033,057	1,665,784
Amounts due from subsidiaries	18	22,846,582	39,149,433
Tax prepaid		1,083,171	-
Cash and cash equivalents	20	31,612,771	11,643,897
		100,563,618	82,900,197
Current liabilities
Trade and other payables		17,513,855	19,896,808
Obligations under finance lease		21,000	21,000
Amount due to a related company	21	2,329,153	7,113,550
Dividend payable	22	11,700,000	11,700,000
Loans from shareholders	24	2,868,954	2,868,954
Provision for taxation		-	3,527,182
		34,432,962	45,127,494
Net current assets		66,130,656	37,772,703

Non-current liabilities
Obligations under finance lease		52,700	73,700
Deferred tax liabilities	26	587,877	788,712
Net assets		179,221,546	155,936,534

EQUITY

Share capital	27	200	200
Reserves	28	179,221,346	155,936,334
		179,221,546	155,936,534

Director	Director

Eyston Company Limited	JV-5

Consolidated statement of changes in equity
for the year ended 31 March 2008

	Share capital	Exchange reserve	Fair value reserve	Retained profits	Total
	HK$	HK$	HK$	HK$	HK$

Balance at 31 March 2006	200	649,522	(750,629)	98,664,880	98,563,973

Change in fair value of available-for-sale financial assets	-	-	292,456	-	292,456
Exchange differences arising on translation of a subsidiary	-	2,538,341	-	-	2,538,341
Profit for the year	-	-	-	65,173,213	65,173,213
Dividends	-	-	-	(29,866,722)	(29,866,722)
Balance at 31 March 2007	200	3,187,863	(458,173)	133,971,371	136,701,261

Change in fair value of available-for-sale financial assets	-	-	577,549	-	577,549
Exchange differences arising on translation of a subsidiary	-	4,136,772	-	-	4,136,772
Profit for the year	-	-	-	25,506,283	25,506,283
Dividends	-	-	-	(16,716,167)	(16,716,167)
Balance at 31 March 2008	200	7,324,635	119,376	142,761,487	150,205,698

Eyston Company Limited	JV-6

Consolidated cash flow statement
for the year ended 31 March 2008

	2008	2007
	HK$	HK$

Cash flows from operating activities
Profit before income tax	29,679,534	74,021,948
Adjustments for :
Amortisation of advanced lease payment	427,392	424,328
Depreciation of property, plant and equipment	10,166,942	5,752,971
Loss on disposal of available for sale financial assets	34,344	87,565
Gain on disposal of property, plant and equipment	(94)	(347,500)
Interest expense	210,016	405,953
Interest income	(2,384,538)	(2,289,039)
Operating profit before working capital changes	38,133,596	78,056,226
Decrease/(Increase) in amount due from a shareholder	8,427,746	(26,272,135)
Decrease/(Increase) in inventories	2,086,586	(11,518,178)
Decrease/(Increase) in trade and other receivables	3,534,879	(928,730)
Decrease in loan to a shareholder	1,950,000	1,950,000
(Decrease)/Increase in amount due to a related company	(953,842)	4,199,312
(Decrease)/Increase in obligations under finance lease	(21,000)	94,700
(Decrease)/Increase in amount due to director	(200,000)	200,000
Decrease in collateralised bank advances	(1,881,850)	(581,960)
(Decrease)/Increase in trade and other payables	(1,186,388)	1,841,637
Cash generated from operations	49,889,727	47,040,872
Interest received	2,384,538	2,289,039
Interest paid	(210,016)	(405,953)
Dividends paid	(14,191,182)	(24,349,341)
Hong Kong profits tax paid	(8,523,843)	(4,025,500)
Net cash generated from operating activities	29,349,224	20,549,117

Cash flows from investing activities
Purchase of property, plant and equipment	(11,715,474)	(18,006,982)
Addition of land use right	(3,938,000)	(990,000)
Purchase of available-for-sale financial assets	-	-
Proceeds from disposal of available-for-sale financial assets	-	7,659,776
Proceeds from disposal of property, plant and equipment	36,500	363,865
Net cash used in investing activities	(15,616,974)	(10,973,341)
Net increase in cash and cash equivalents	13,732,250	9,575,776

Cash and cash equivalents at beginning of the year	36,853,474	26,322,005

Effect of foreign exchange rate changes, net	101,872	955,693

Cash and cash equivalents at end of the year	50,687,596	36,853,474

Eyston Company Limited	JV-7

Notes to the financial statements
for the year ended 31 March 2008

1.	GENERAL INFORMATION
The company is a limited liability company incorporated and domiciled in Hong Kong. The address of the company's registered office and principal place of business is B2, 3/F., Fortune Factory Building, 40 Lee Chung Street, Chai Wan, Hong Kong.

The principal activities of the company and its subsidiaries (the "group") are manufacturing and trading of consumer electronic products including smoke, fire and carbon monoxide alarms and other home safety products. Details of the company's subsidiaries are set out in note 15 to the financial statements.

The financial statements on pages 6 to 43 have been prepared in accordance with Hong Kong Financial Reporting Standards ("HKFRSs") which collective term includes all applicable individual Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards and Interpretations issued by the Hong Kong Institute of Certified Public Accountants ("HKICPA") and the requirements of the Hong Kong Companies Ordinance.

The financial statements for the year ended 31 March 2008 were approved for issue by the board of directors on 25 June 2008.

2.	ADOPTION OF NEW AND AMENDED HKFRSs
2.1	Impact of new and revised HKFRSs which are effective during the year

In the current year, the group has applied, for the first time, the following new standards, amendment and interpretations issued by the HKICPA, which are relevant to and effective for the group's financial statements beginning on 1 April 2007.

HKAS 1 (Amendment)	Presentation of Financial Statements - Capital Disclosures
HKFRS 7	Financial Instruments : Disclosures
HK(IFRIC) - Int 8	Scope of HKFRS 2
HK(IFRIC) - Int 9	Reassessment of Embedded Derivatives
HK(IFRIC) - Int 10	Interim Financial Reporting and Impairment
HK(IFRIC) - Int 11	HKFRS 2: Group and Treasury Share Transactions

Eyston Company Limited	JV-8

2.	ADOPTION OF NEW AND AMENDED HKFRSs (Continued)
2.1	Impact of new and revised HKFRSs which are effective during the year (Continued)

The adoption of these HKFRSs had no material effect on how the results and financial position for the current or prior periods have been prepared and presented but HKAS 1 (Amendment) and HKFRS 7 resulted in expanded disclosures on the group's capital management policies and, significance of financial instruments and the nature and extent of risk arising from financial instruments used. Accordingly, no prior period adjustment is required.

HKAS 1 (Amendment) - Capital Disclosures

In accordance with the HKAS 1 (Amendment) - Capital Disclosures, the group now reports on its capital management objectives, policies and procedures in each annual financial report. The new disclosures that become necessary due to this change in HKAS 1 are detailed in note 36.

HKFRS 7 - Financial Instruments : Disclosures

HKFRS 7 - Financial Instruments: Disclosures is mandatory for reporting periods beginning on 1 January 2007 or later. The new standard replaces and amends the disclosure requirements previously set out in HKAS 32 Financial Instruments: Presentation and Disclosures and has been adopted by the group in its consolidated financial statements for the year ended 31 December 2007. All disclosures relating to financial instruments including the comparative information have been updated to reflect the new requirements. In particular, the group's financial statements now feature:

-	a sensitivity analysis explaining the group's market risk exposure in regard to its financial instruments, and

-	a maturity analysis that shows the remaining contractual maturities of financial liabilities,

each as at the balance sheet date. The first-time application of HKFRS 7, however, has not resulted in any prior-period adjustments on cash flows, net income or balance sheet line items.

2.2	Impact of new and revised HKFRSs which are issued but not yet effective

The group has not early adopted the following standards or interpretations that have been issued but are not yet effective.

HKAS 1 (Revised)	Presentation of Financial Statements [1]
HKAS 23 (Revised)	Borrowing Costs [1]
HKAS 27 (Revised)	Consolidated and Separate Financial Statements [4]
HKFRS 2 (Amendment)	Share-based Payment – Vesting Conditions and Cancellations[1]
HKFRS 3 (Revised)	Business Combinations [4]
HKFRS 8	Operating Segments [1]
HK(IFRIC) – Int 12	Service Concession Arrangements [2]
HK(IFRIC) – Int 13	Customer Loyalty Programmes [3]
HK(IFRIC) – Int 14	HKAS 19 – The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction [2]

Eyston Company Limited	JV-9

2.	ADOPTION OF NEW AND AMENDED HKFRSs (Continued)
2.2	Impact of new and revised HKFRSs which are issued but not yet effective (Continued)

Note

[1]	Effective for annual periods beginning on or after 1 January 2009
[2]	Effective for annual periods beginning on or after 1 January 2008
[3]	Effective for annual periods beginning on or after 1 July 2008
[4]	Effective for annual periods beginning on or after 1 July 2009

Among these new standards and interpretations, HKAS 1 (Revised) is expected to be relevant to the group's financial statements.

Amendment to HKAS 1 Presentation of Financial Statements

This amendment affects the presentation of owner changes in equity and introduces a statement of comprehensive income. Preparers will have the option of presenting items of income and expenses and components of other comprehensive income either in a single statement of comprehensive income with subtotals, or in two separate statements (a separate income statement followed by a statement of other comprehensive income). This amendment does not affect the financial position or results of the group but will give rise to additional disclosures. Management is currently assessing the detailed impact of this amendment on the group's financial statements.

The directors of the company are currently assessing the impact of the other new and revised HKFRSs but are not yet in a position to state whether they would have material financial impact on the group's financial statements.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
3.1 Basis of preparation

The significant accounting policies that have been used in the preparation of these consolidated financial statements are summarised below. These policies have been consistently applied to all the years presented unless otherwise stated.

The financial statements have been prepared on an historical cost basis except for the revaluation of certain financial assets and liabilities. The measurement bases are fully described in the accounting policies below.

It should be noted that accounting estimates and assumptions are used in preparation of the financial statements. Although these estimates are based on management's best knowledge and judgment of current events and actions, actual results may ultimately differ from those estimates. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in note 4.

3.2 Basis of consolidation
The consolidated financial statements incorporate the financial statements of the company and its subsidiaries made up to 31 March each year.

Eyston Company Limited	JV-10

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.3 Subsidiaries
Subsidiaries are those entities (including special purpose entities) over which the group has the power to control the financial and operating policies so as to obtain benefits from their activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are excluded from consolidation from the date that control ceases.

Business combinations (other than for combining entities under common control) are accounted for by applying the purchase method. This involves the revaluation at fair value of all identifiable assets and liabilities, including contingent liabilities of the subsidiary, at the acquisition date, regardless of whether or not they were recorded in the financial statements of the subsidiary prior to acquisition. On initial recognition, the assets and liabilities of the subsidiary are included in the consolidated balance sheet at their fair values, which are also used as the bases for subsequent measurement in accordance with the group's accounting policies.

Intra-group transactions, balances and unrealised gains on transactions between group companies are eliminated in preparing the consolidated financial statements. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

In the company's balance sheet, subsidiaries are carried at cost less any impairment loss. The results of the subsidiaries are accounted for by the company on the basis of dividends received and receivable at the balance sheet date.

3.4 Property, plant and equipment
Property, plant and equipment are stated at acquisition cost less accumulated depreciation and impairment losses.

Subsequent costs are included in the asset's carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the group and company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the period in which they are incurred.

Eyston Company Limited	JV-11

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.4 Property, plant and equipment (Continued)
Depreciation is provided to write off the cost of property, plant and equipment over their estimated useful lives, using the straight line method, at the following rates per annum :

Buildings	5% or where shorter over 16 - 19 years
Leasehold improvements	20%
Plant and machinery	20%
Furniture and fixtures	20%
Motor vehicles	20%
Computer equipment and software	50%

Construction in progress represents costs incurred in the construction of buildings. These costs are not depreciated until such time as the relevant assets are completed and put into use, at which time the relevant costs are transferred to the appropriate category of property, plant and equipment.

The assets' useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.

The gain or loss arising on the retirement or disposal is determined as the difference between the sales proceeds and the carrying amount of the assets and is recognised in the consolidated income statement.

Subsequent costs are included in the assets' carrying amounts or recognized as separate assets, as appropriate, only when it is probable that future economic benefits associated with the items will flow to the group and the cost of the items can be measured reliably. All other costs, such as repairs and maintenance, are expensed in the consolidated income statement during the period in which they are incurred.

3.5 Inventories
Inventories are stated at the lower of cost and net realisable value. Cost comprises direct materials computed using first-in, first-out method and, where applicable, direct labour and those overheads that have been incurred in bringing the inventories to their present location and condition. Net realisable value is calculated as the actual or estimated selling price less all further costs of completion and estimated costs necessary to make the sale.

Eyston Company Limited	JV-12

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.6 Financial assets
The group's accounting policies for financial assets other than investments in subsidiaries and associates are set out below.

Classification of financial assets

Financial assets other than hedging instruments are classified into the following categories: (i) loans and receivables, and (ii) available-for-sale financial assets.

(i)	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are subsequently measured at amortised cost using the effective interest method, less any impairment losses. Amortised cost is calculated taking into account any discount or premium on acquisition and includes fee that are an integral part of the effective interest rate and transaction cost. Gains and losses are recognised in the income statement when the loans and receivables are derecognised or impaired, as well as through the amortisation process.

(ii)	Available-for-sale financial assets

Available-for-sale financial assets include non-derivative financial assets that are either designated to this category or do not qualify for inclusion in any of the other categories of financial assets. All financial assets within this category are subsequently measured at fair value. Gain or loss arising from a change in the fair value is recognised directly in equity, except for impairment losses and foreign exchange gains and losses, until the financial asset is derecognised, at which time the cumulative gain or loss previously recognised in equity would be recognised in income statement. Upon disposal, the cumulative gain or loss previously recognised in equity is transferred to the income statement.

Management determines the classification of its financial assets at initial recognition depending on the purpose for which the financial assets were acquired and where allowed and appropriate, re-evaluates this designation at every reporting date.

Recognition and derecognition of financial assets

All financial assets are recognised when, any only when, the group becomes a party to the contractual provisions of the instrument. Regular way purchases of financial assets are recognised on trade date. When financial assets are recognised initially, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs.

Derecognition of financial assets occurs when the rights to receive cash flows from the financial assets expire or are transferred and substantially all of the risks and rewards of ownership have been transferred. At each balance sheet date, financial assets are reviewed to assess whether there is objective evidence of impairment. If any such evidence exists, impairment loss is determined and recognised based on the classification of the financial asset.

Eyston Company Limited	JV-13

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.6 Financial assets (Continued)
Impairment of financial assets

At each balance sheet date, financial assets other than at fair value through profit or loss are reviewed to determine whether there is any objective evidence of impairment. If any such evidence exists, the impairment loss is measured and recognised as follows:

(i)	Loans and receivables

A provision for impairment on loans and receivables carried at amortised cost is established when there is objective evidence that the group will not be able to collect all amounts due according to the original terms of the loans and receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganisation, and default or delinquency in payments are considered indicators that the loans and receivables are impaired. If there is objective evidence that an impairment loss on loans and receivables carried at amortised cost has been incurred, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset's original effective interest rate (i.e. the effective interest rate computed at initial recognition). The carrying amount of the loans and receivables is reduced through the use of an allowance account, and the amount of the loss is recognised in the income statement of the period in which the impairment occurs.

If, in subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed to the extent that it does not result in a carrying amount of the financial asset exceeding what the amortised cost would have been had the impairment not been recognised at the date the impairment is reversed. The amount of the reversal is recognised in income statement of the period in which the reversal occurs.

(ii)	Available-for-sale financial assets

When a decline in the fair value of an available-for-sale financial asset has been recognised directly in equity and there is objective evidence that the asset is impaired, an amount is removed from equity and recognised in the income statement as impairment loss. That amount is measured as the difference between the asset's acquisition cost (net of any principal repayment and amortisation) and current fair value, less any impairment loss on that asset previously recognised in the income statement.

Reversals in respect of investment in equity instruments classified as available-for-sale are not recognised in the income statement. The subsequent increase in fair value is recognised directly in equity. Impairment losses in respect of debt securities are reversed if the subsequent increase in fair value can be objectively related to an event occurring after the impairment loss were recognised. Reversal of impairment losses in such circumstances are recognised in the income statement.

Eyston Company Limited	JV-14

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.7 Cash and cash equivalents
Cash and cash equivalents include cash at bank and in hand, demand deposits with bank or financial institutions and short-terms highly liquid investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of change in value, having been within three months of maturity at acquisition.

3.8 Impairment of assets
The group's property, plant and equipment and the company's investments in subsidiaries are subject to impairment testing.

An impairment loss is recognised as an expense immediately for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of fair value, reflecting market conditions less costs to sell, and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the current market assessment of the time value of money and the risk specific to the asset.

For the purposes of assessing impairment, where an asset does not generate cash inflows largely independent from those from other assets, the recoverable amount is determined for the smallest group of assets that generate cash inflow independently (i.e. cash-generating units). As a result, some assets are tested individually for impairment and some are tested at the cash-generating unit level.

Impairment losses is charged pro rata to the assets in the cash generating unit, except that the carrying value of an asset will not be reduced below its individual fair value less cost to sell, or value in use, if determinable.

An impairment loss is reversed if there has been a favourable change in the estimates used to determine the asset's recoverable amount and only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment had been recognised.

3.9 Financial liabilities
The financial liabilities include trade and other payables, amounts due to group and related companies and borrowings.

Financial liabilities are recognised when the group or the company becomes a party to the contractual agreements of the instrument. All interest related charges are recognised as an expense in the income statement.

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires.

Eyston Company Limited	JV-15

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.9 Financial liabilities (Continued)
Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amount is recognised in the income statement.

Finance lease liabilities
Finance lease liabilities are measured at initial value less the capital element of lease repayments (see note 3.14).

Borrowings
Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method. Borrowings are classified as current liabilities unless the group has an unconditional right to defer settlement of the liability for at least twelve months after the balance sheet date.

Trade and other payables
Trade and other payables are recognised initially at their fair value and subsequently measured at amortised cost, using the effective interest method.

3.10 Employee benefits
Retirement benefits costs
The company operates a defined contribution Mandatory Provident Fund retirement benefits scheme (the "MPF Scheme") under the Mandatory Provident Fund Schemes Ordinance, for all of its employees in Hong Kong. The MPF Scheme became effective on 1 December 2000. Contributions are made based on a percentage of the employees' basic salaries, limited to a maximum of HK$1,000 per month, and are charged to the income statement as they become payable in accordance with the rules of the MPF Scheme. The assets of the MPF Scheme are held separately from those of the company in an independently administered fund. The company's employer contributions vest fully with the employees when contributed into the MPF Scheme. The employees of the group's subsidiary which operates in Mainland China are required to participate in a central pension scheme operated by the local municipal government. The subsidiary is required to contribute certain percentage of its payroll costs to the central pension scheme. The contributions are charged to the income statement as they become payable in accordance with the rules of the central pension scheme.

Short-term employee benefits
Employee entitlements to annual leave are recognised when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date. Non-accumulating compensated absences such as sick leave and maternity leave are not recognised until the time of leave.

Eyston Company Limited	JV-16

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.11 Share capital
Ordinary shares are classified as equity. Share capital is determined using the nominal value of shares that have been issued.

The transaction costs of an equity transaction are accounted for as deduction from equity (net of any related income tax benefits) to the extent they are incremental cost directly attributable to the equity transaction that otherwise would have been avoided. The cost of an equity transaction that is abandoned are recognised as an expense.

3.12 Foreign currency translation
The consolidated financial statements are presented in Hong Kong Dollars (HK$), which is also the functional currency of the company.

In the individual financial statements of the consolidated entities, foreign currency transactions are translated into the functional currency of the individual entity using the exchange rates prevailing at the dates of the transactions. At the balance sheet date, monetary assets are liabilities denominated in foreign currencies are translated at the foreign exchange rates ruling at the balance sheet date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the balance sheet date retranslation of monetary assets and liabilities are recognised in the income statement.

Non-monetary items are carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing on the date when the fair value was determined and are reported as part of the fair value gain or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are not re-translated.

In the consolidated financial statements, all individual financial statements of foreign operations, originally presented in a currency different from the group’s presentation currency, have been converted into Hong Kong dollars. Assets and liabilities have been translated into Hong Kong dollars at the closing rate at the balance sheet date. Income and expenses have been converted into Hong Kong dollars at the exchange rates ruling at the transaction dates, or at the average rates over the reporting period, provided that the exchange rates do not fluctuate significantly. Any differences arising from this procedure have been dealt with separately in the exchange reserve in equity.

Other exchange differences arising from the translation of the net investment in foreign entities and of borrowings are taken to shareholders' equity. When a foreign operation is sold, such exchange differences are recognized in the income statement as part of the gain or loss on the sale.

Eyston Company Limited	JV-17

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.13 Accounting for income taxes
Income tax comprises current tax and deferred tax.

Current income tax assets and/or liabilities comprise those obligations to, or claims from, tax authorities relating to the current or prior reporting period, that are unpaid at the balance sheet date. They are calculated according to the tax rates and tax laws applicable to the periods to which they relate, based on the taxable profit for the year. All changes to current tax assets or liabilities are recognised as a component of income tax expense in the income statement.

Deferred tax is calculated using the liability method on temporary differences at the balance sheet date between the carrying amounts of assets and liabilities in the financial statements with their respective tax bases. Deferred tax liabilities are generally recognised for all taxable temporary differences. Deferred tax assets are recognised for all deductible temporary differences, tax losses available to be carried forward as well as other unused tax credits, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, unused tax losses and unused tax credits can be utilised.

Deferred tax is calculated, without discounting, at tax rates that are expected to apply in the period the liability is settled or the asset realised, provided they are enacted or substantively enacted at the balance sheet date.

Changes in deferred tax assets or liabilities are recognised in the income statement, or in equity if they relate to items that are charged or credited directly to equity.

3.14 Leases
An arrangement, comprising a transaction or a series of transactions, is or contains a lease if the group determines that the arrangement conveys a right to use a specific asset or assets for an agreed period of time in return for a payment or a series of payments. Such a determination is made based on an evaluation of the substance of the arrangement and is regardless of whether the arrangement takes the legal form of a lease.

(i)    Classification of assets leased to the group

Assets that are held by the group under leases which transfer to the group substantially all the risks and rewards of ownership are classified as being held under finance leases. Leases which do not transfer substantially all the risks and rewards of ownership to the group are classified as operating leases.

(ii)   Assets acquired under finance leases

Where the group acquires the use of assets under finance leases, the amounts representing the fair value of the leased assets, or, if lower, the present value of the minimum lease payments, of such assets are included in property, plant and equipment and the corresponding liabilities, net of finance charges, are recorded as obligation under finance leases.

Eyston Company Limited	JV-18

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.14 Leases (Continued)
(ii) Assets acquired under finance leases (Continued)
Subsequent accounting for assets held under finance lease agreements corresponds to those applied to comparable acquired assets. The corresponding finance lease liability is reduced by lease payments less finance charges.

Finance charges implicit in the lease payments are charged to income statement over the period of the leases so as to produce an approximately constant periodic rate of charge on the remaining balance of the obligations for each accounting period.

(iii) Operating lease charges as the lessee

Where the group has the use of assets held under operating leases, payments made under the leases are charged to the income statement on a straight-line basis over the lease terms except where an alternative basis is more representative of the pattern of benefits to be derived from the leased assets.

3.15 Recognition of revenue
Revenue comprises the fair value for the sale of goods, rendering of services and the use by others of the group's assets yielding interest, net of rebates and discounts. Provided it is probable that the economic benefits will flow to the group and the revenue and costs, if applicable, can be measured reliably, revenue is recognised as follows :

Revenue from the sale of goods is recognised when the significant risks and rewards of ownership of the goods have been transferred to customers. This is usually taken as the time when the goods are delivered and the customer has accepted the goods.

Rental income from properties letting under operating leases is recognised on a straight line basis over the lease terms.

Interest income is recognised on a time proportion basis using the effective interest rate method.

3.16 Related parties
Parties are considered to be related to the group if :

(i) directly, or indirectly through one or more intermediaries, the party :

-	controls, is controlled by, or is under common control with, the group;

-	has an interest in the group that gives it significant influence over the group;

-	has joint control over the group;

Eyston Company Limited	JV-19

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.16 Related parties (Continued)
(ii) the party is a jointly-controlled entity;

(iii) the party is an associate;

(iv) the party is a member of the key management personnel of the group or its parent;

(v) the party is a close member of the family of any individual referred to in (i) or (iv);

(vi) the party is an entity that is controlled, jointly-controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (iv) or (v); or

(vii) the party is a post-employment benefit plan for the benefit of employees of the group, or of any entity that is a related party of the group.

3.17 Provisions and contingent liabilities
Provisions are recognised when the group has a present obligation (legal or constructive) as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditure expected to settle the obligation. All provisions are reviewed at each balance sheet date and adjusted to reflect the current best estimate.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the group are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

Contingent liabilities are recognised in the course of the allocation of purchase price to the assets and liabilities acquired in a business combination. They are initially measured at fair value at the date of acquisition unless the fair value cannot be measured reliably, and subsequently measured at the higher of the amount that would be recognised in a comparable provision as described above and the amount initially recognised less any accumulated amortisation, if appropriate.

Eyston Company Limited	JV-20

4.	CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS
Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below :

Depreciation and amortisation
The group and company depreciated the property, plant and equipment on a straight-line basis over the estimated useful lives, starting from the date on which the assets are placed into productive use. The estimated useful lives reflect the directors' estimate of the periods that the group intends to derive future economic benefits from the use of the group's and company's property, plant and equipment.

Impairment of receivables
The policy for the impairment of receivables of the group is based on the evaluation of collectibility and ageing analysis of accounts and on the management's judgement. A considerable amount of judgement is required in assessing the ultimate realisation of these receivables, including the current creditworthiness and the past collection history of each debtor.

Net realisable value of inventories
Net realisable value of inventories is the actual or estimated selling price in the ordinary course of business, less further costs of completion and the estimated costs necessary to make the sale. These estimates are based on the current market condition and the historical experience of selling products of similar nature. It could change significantly as a result of competitor actions in response to the changes in market condition. Management reassess these estimations at the balance sheet date.

Current taxation and deferred taxation
The group is subject to income taxes in Hong Kong and the People's Republic of China ("PRC"). Significant judgement is required in determining the amount of the provision of taxation and the timing of payment of the related taxations. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Eyston Company Limited	JV-21

5.	TURNOVER
Revenue, which is also the group's turnover, represents total invoiced value of goods supplied, less discounts and returns.

6.	OTHER INCOME

	2008	2007
	HK$	HK$

Gain on disposal of property, plant and equipment	94	347,500
Interest income	2,384,538	2,289,039
Rental income, less outgoings	268,800	268,800
Sundry income	2,697,363	1,787,853
	5,350,795	4,693,192

7.	FINANCE COSTS

	2008	2007
	HK$	HK$
Interest charges on :
- Discounted bills	210,016	405,953

8.	PROFIT BEFORE INCOME TAX

	2008	2007
	HK$	HK$

Profit before income tax is arrived at after charging :
Amortisation of advanced lease payments	427,392	424,328
Auditors' remuneration	285,000	270,000
Cost of inventories recognised as expenses	176,141,949	213,147,126
Depreciation of property, plant and equipment	10,166,942	5,752,971
Exchange (gain)/loss, net	(203,865)	1,141,163
Loss on disposal of available for sale financial assets	34,344	87,565
Operating lease charges in respect of land and buildings	1,861,592	1,343,100
Retirement benefits scheme contributions	277,902	255,399
Staff costs (excluding retirement benefits scheme contributions)	23,882,056	23,430,733

Eyston Company Limited	JV-22

9.	INCOME TAX EXPENSE

	2008	2007
	HK$	HK$

The tax charge comprises :
Hong Kong profits tax
- current year	3,908,368	6,480,183
- under/(over)provision in prior years	16,512	1,549

PRC Foreign Enterprise Income Tax
- current year	459,206	1,100,442
- (over)/under provision in prior years	(10,000)	732,849
	4,374,086	8,315,023

Deferred tax (Note 26)
- current year	(200,835)	533,712
Total income tax expense	4,173,251	8,848,735

Hong Kong profits tax has been provided at the rate of 17.5% (2007 : 17.5%) on the group's estimated assessable profits arising in Hong Kong for the year.

Reconciliation between tax expense and accounting profit at applicable tax rates :

	2008	2007
	HK$	HK$

Profit before income tax	29,679,534	74,021,948

Notional tax on profit before income tax, calculated at the rates applicable to profits in the tax jurisdictions concerned	4,649,735	12,867,002
Tax effect of non-deductible expenses	324,620	440,037
Tax effect of non-taxable revenue	(4,110,784)	(6,390,922)
Tax effect on temporary differences not recognised	715,642	(160,409)
Tax effect on unrecognised tax losses	2,587,526	1,358,629
Underprovision in prior years	6,512	734,398
Actual tax expense	4,173,251	8,848,735

10.	PROFIT FOR THE YEAR

Of the consolidated profit attributable to shareholders of HK$25,506,283 (2007 : HK$65,173,213), HK$39,423,630 (2007 : HK$74,184,878) has been dealt with in the financial statements of the company.

Eyston Company Limited	JV-23

11.	DIVIDENDS

	2008	2007
	HK$	HK$

Dividends attributable to the year :

First interim dividend of HK$2,524,985 (2007 : HK$1,165,043) per share	5,049,970	2,330,086
Second interim dividend of HK$5,833,098 (2007 : HK$4,352,339) per share	11,666,197	8,704,677
Third interim dividend of Nil (2007 : HK$4,421,894) per share	-	8,843,788
Fourth interim dividend of Nil (2007 : HK$4,994,086) per share	-	9,988,171
	16,716,167	29,866,722

Eyston Company Limited	JV-24

12.	PROPERTY, PLANT AND EQUIPMENT
Group

	Buildings	Leasehold improvements	Construction in progress	Plant and machinery	Furniture and fixtures	Motor vehicles	Computer equipment and software	Total
	HK$	HK$	HK$	HK$	HK$	HK$	HK$	HK$
At 1 April 2006
Cost	36,754,228	10,822,209	-	33,801,485	4,976,520	5,016,736	1,896,641	93,267,819
Accumulated depreciation	(9,124,695)	(9,660,704)	-	(24,298,052)	(3,639,683)	(3,154,422)	(1,729,602)	(51,607,158)

Net book amount	27,629,533	1,161,505	-	9,503,433	1,336,837	1,862,314	167,039	41,660,661

Year ended 31 March 2007
Opening net book amount	27,629,533	1,161,505	-	9,503,433	1,336,837	1,862,314	167,039	41,660,661
Additions	18,091	714,741	3,447,558	12,564,831	245,753	782,951	233,057	18,006,982
Disposals	-	-	-	-	(660)	(15,555)	(150)	(16,365)
Depreciation	(2,171,707)	(763,209)	-	(1,472,889)	(392,155)	(761,851)	(191,160)	(5,752,971)
Exchange differences	953,978	-	-	240,544	35,102	40,931	1,322	1,271,877
Reclassifications	957,159	-	(2,837,672)	1,880,513	-	-	-	-

Closing net book amount	27,387,054	1,113,037	609,886	22,716,432	1,224,877	1,908,790	210,108	55,170,184

At 31 March 2007
Cost	38,684,246	10,630,874	609,886	48,310,888	5,204,128	5,589,456	2,130,013	111,159,491
Accumulated depreciation	(11,297,192)	(9,517,837)	-	(25,594,456)	(3,979,251)	(3,680,666)	(1,919,905)	(55,989,307)

Net book amount	27,387,054	1,113,037	609,886	22,716,432	1,224,877	1,908,790	210,108	55,170,184

Year ended 31 March 2008
Opening net book amount	27,387,054	1,113,037	609,886	22,716,432	1,224,877	1,908,790	210,108	55,170,184
Additions	-	-	6,780,946	3,958,891	73,740	790,251	111,646	11,715,474
Disposals	-	-	-	(34,300)	-	(2,106)	-	(36,406)
Depreciation	(2,256,840)	(463,581)	-	(5,907,397)	(443,656)	(904,600)	(190,868)	(10,166,942)
Exchange differences	1,878,883	-	345,123	679,609	79,145	100,412	2,459	3,085,631
Reclassifications	427,081	-	(628,941)	194,000	7,860	-	-	-

Closing net book amount	27,436,178	649,456	7,107,014	21,607,235	941,966	1,892,747	133,345	59,767,941

At 31 March 2008
Cost	40,995,158	10,630,874	7,107,014	53,262,896	5,407,450	6,609,833	2,249,796	126,263,021
Accumulated depreciation	(13,558,980)	(9,981,418)	-	(31,655,661)	(4,465,484)	(4,717,086)	(2,116,451)	(66,495,080)

Net book amount	27,436,178	649,456	7,107,014	21,607,235	941,966	1,892,747	133,345	59,767,941

Eyston Company Limited	JV-25

12.	PROPERTY, PLANT AND EQUIPMENT (Continued)
Company

	Buildings	Leasehold Improvements	Plant and machinery	Furniture and fixtures	Motor vehicles	Computer equipment and software	Total
	HK$	HK$	HK$	HK$	HK$	HK$	HK$
At 1 April 2006
Cost	2,829,732	2,790,737	3,802,180	1,593,416	1,944,233	1,125,032	14,085,330
Accumulated depreciation	(2,089,234)	(2,351,495)	(472,750)	(1,361,576)	(1,788,607)	(997,251)	(9,060,913)

Net book amount	740,498	439,242	3,329,430	231,840	155,626	127,781	5,024,417

Year ended 31 March 2007
Opening net book amount	740,498	439,242	3,329,430	231,840	155,626	127,781	5,024,417
Additions	-	714,741	8,825,718	160,399	-	204,312	9,905,170
Disposals	-	-	-	(660)	-	(150)	(810)
Depreciation	(141,487)	(231,656)	(722,477)	(103,723)	(107,921)	(155,767)	(1,463,031)

Closing net book amount	599,011	922,327	11,432,671	287,856	47,705	176,176	13,465,746

At 31 March 2007
Cost	2,829,732	2,599,402	12,627,898	1,689,183	1,944,233	1,324,164	23,014,612
Accumulated depreciation	(2,230,721)	(1,677,075)	(1,195,227)	(1,401,327)	(1,896,528)	(1,147,988)	(9,548,866)

Net book amount	599,011	922,327	11,432,671	287,856	47,705	176,176	13,465,746

Year ended 31 March 2008
Opening net book amount	599,011	922,327	11,432,671	287,856	47,705	176,176	13,465,746
Additions	-	-	421,454	-	-	80,551	502,005
Disposals	-	-	(34,300)	-	-	-	(34,300)
Depreciation	(141,487)	(276,861)	(3,036,258)	(107,531)	(47,705)	(154,100)	(3,763,942)

Closing net book amount	457,524	645,466	8,783,567	180,325	-	102,627	10,169,509

At 31 March 2008
Cost	2,829,732	2,599,402	13,015,052	1,689,183	1,944,233	1,399,675	23,477,277
Accumulated depreciation	(2,372,208)	(1,953,936)	(4,231,485)	(1,508,858)	(1,944,233)	(1,297,048)	(13,307,768)

Net book amount	457,524	645,466	8,783,567	180,325	-	102,627	10,169,509

Eyston Company Limited	JV-26

13.	ADVANCED LEASE PAYMENTS

	Group		Company
	2008	2007	2008	2007
	HK$	HK$	HK$	HK$

Land use rights	13,354,491	8,644,540	-	-
Advanced lease payments, net	668,775	930,239	668,775	930,239

	14,023,266	9,574,779	668,775	930,239

14.	AVAILABLE-FOR-SALE FINANCIAL ASSETS

	Group		Company
	2008	2007	2008	2007
	HK$	HK$	HK$	HK$

Available-for-sale financial assets :
Listed outside Hong Kong, at market value	23,535,756	26,823,106	23,535,756	26,823,106
Less: Portion included in current assets	(15,633,540)	-	(15,633,540)	-

Portion included in non-current assets	7,902,216	26,823,106	7,902,216	26,823,106

15.	INTERESTS IN SUBSIDIARIES
Company

	2008	2007
	HK$	HK$

Unlisted shares, at cost	95,190,975	78,007,160
Less : Impairment	(200,000)	(200,000)

	94,990,975	77,807,160

Amount due to a subsidiary	(8)	(8)

	94,990,967	77,807,152

At 31 March 2008 and 31 March 2007, the amount due to a subsidiary is unsecured, interest-free and has no fixed terms of repayment and the amounts due from subsidiaries are repayable on demand and accordingly, are classified as current assets (note 18).

Eyston Company Limited	JV-27

15.	INTERESTS IN SUBSIDIARIES (Continued)
Details of the subsidiaries as at 31 March 2008 are as follows :

Name	Place of incorporation/ establishment	Nominal value of issued capital/ registered capital	Percentage of issued capital held by the company directly	Principal activities

Fujian Taisun Electronics Technologies Co., Ltd.	The PRC	US$15,000,000	100%	Manufacture of consumer electronic products

Fujian Taisun Fire Safety Technologies Co., Ltd.	The PRC	US$5,000,000	100%	Manufacture of consumer electronic products (operations not commenced yet)

Sound Well (Hong Kong) Co. Limited	Hong Kong	HK$200,000	100%	Trading of consumer electronic products and investment holding

Kimbager International Limited	British Virgin Islands	US$1	100%	Trading of machinery and equipment

Kimbager Limited	Hong Kong	HK$10,000	100%	Dormant

16.	INVENTORIES

	Group		Company
	2008	2007	2008	2007
	HK$	HK$	HK$	HK$

Raw materials	18,488,454	20,187,005	18,488,454	20,187,005
Work in progress	3,074,264	4,651,337	3,074,264	4,651,337
Finished goods	6,791,779	5,602,741	6,791,779	5,602,741
	28,354,497	30,441,083	28,354,497	30,441,083

17.	TRADE AND OTHER RECEIVABLES

	Group
	2008	2007
	HK$	HK$

Accounts receivable	2,428,718	3,785,249
Bills receivable	971,312	2,853,162
Deposits, prepayments and other receivables	2,274,604	2,571,102
	5,674,634	9,209,513

Eyston Company Limited	JV-28

17.	TRADE AND OTHER RECEIVABLES (Continued)
At each of the balance sheet date, the group’s trade receivables were individually determined to be impaired. The group encountered difficulties in collection of certain trade receivables and appropriate provision for impairment has been made against these trade receivables. The individually impaired receivables are recognised based on the credit history of the customers, such as financial difficulties or default in payments, and current market conditions. Consequently, specific impairment provision was recognised. The group does not hold any collateral over these balances.

Ageing analysis of trade receivables (including accounts receivables and bills receivables) that are past due but not impaired is as follows:

	Group
	2008	2007
	HK$	HK$

Neither past due nor impaired	1,861,234	3,309,462
0 – 30 days past due	1,538,796	3,328,949
	3,400,030	6,638,411

Trade receivables that were past due but not impaired relate to a number of independent customers that had a good track record with the group.

Based on past experience, the management believe that no impairment allowance is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable. The group does not hold any collateral or other credit enhancements over these balances.

Eyston Company Limited	JV-29

18.	AMOUNTS DUE FROM SUBSIDIARIES

	2008	2007
	HK$	HK$

Trade *	11,320,559	26,651,604
Non-trade **	12,501,170	13,472,976
	23,821,729	40,124,580
Less : Impairment	(975,147)	(975,147)
	22,846,582	39,149,433

*
The amount is unsecured and arises from trading activities of which the settlement period is in accordance with normal commercial terms. Interest is charged on the overdue portion over HK$1,950,000 (equivalent to US$250,000) at 6% per annum. The amount was repaid in February 2008.

**	The amount is unsecured, interest-free and repayable on demand.

19.	LOAN TO A SHAREHOLDER
The loan to a shareholder is unsecured, interest bearing at 6% per annum and is repayable on demand.

20.	CASH AND CASH EQUIVALENTS

	Group		Company
	2007	2006	2007	2006
	HK$	HK$	HK$	HK$

Bank and cash balances	35,944,286	36,853,474	16,869,461	11,643,897
Short-term deposits	14,743,310	-	14,743,310	-
	50,687,596	36,853,474	31,612,771	11,643,897

The effective interest rates of short-term bank deposits of the group ranged from 5.47% to 7.09% (2007: Nil). These deposits have maturity periods of 31 days (2007: Nil) on inception and are eligible for immediate cancellation without penalty but any interest for the last deposit period would be forfeited.

Deposits with banks earn interest at floating rates based on daily bank deposit rates.

At 31 March 2008, the group had cash and cash equivalents denominated in Reminbi ("RMB") amounting to approximately HK$12,107,794 (2007: HK$21,366,249), representing deposits placed with banks in Mainland China.

Renminbi is not freely convertible into foreign currencies. Under the PRC's Foreign Exchange Control Regulations and Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, the group is permitted to exchange RMB for foreign currencies through banks which are authorised to conduct foreign exchange business.

The company did not have any deposits denominated in RMB deposited with banks in Mainland China as at 31 March 2008 (2007: Nil).

Eyston Company Limited	JV-30

21.	AMOUNT DUE FROM/(TO) A RELATED COMPANY/ A SHAREHOLDER
The amount is unsecured, interest-free and repayable on demand.

22.	DIVIDEND PAYABLE
At a board meeting held on 7 February 2004, the directors declared a final dividend of HK$5,850,000 per share, totalling HK$11,700,000, which was expected to be payable to the shareholders upon successful initial listing of the company's shares on the Main Board of The Stock Exchange of Hong Kong Limited ("the HKEX").

23.	AMOUNT DUE TO A DIRECTOR
During previous year, a director of the company paid RMB200,000 (equivalent to HK$200,000) on behalf of Fujian Taisun Fire Safety Technologies Co., Ltd., a wholly owned subsidiary of the company, for the purchase of the use rights for a parcel of land in the PRC. The amount is unsecured, interest free, and repayable upon demand.

24.	LOANS FROM SHAREHOLDERS
The loans are unsecured, interest-free and repayable on demand by the respective shareholders with the consent of each other and upon successful initial listing of the company's shares on the Main Board of HKEX, whichever is earlier.

25.	COLLATERALISED BANK ADVANCES
This amount represents the recognition of the bills discounted with recourse at 31 March 2008.

Eyston Company Limited	JV-31

26.	DEFERRED TAX
At 31 March 2008, the major deferred tax liabilities recognised in the balance sheets and the movements during the current and prior years :

Group and Company

Accelerated tax depreciation
HK$

Balance at 31 March 2006	255,000
Charge to income statement (Note 9)	533,712
Balance at 31 March 2007	788,712
Credit to income statement (Note 9)	(200,835)
Balance at 31 March 2008	587,877

	2008	2007
	HK$	HK$

Deferred tax liabilities recognised in the balance sheets of the group and company	587,877	788,712

At the balance sheet date, the major components of the deferred tax asset that has not been recognised is the temporary differences in respect of the tax loss and pre-operating expenses incurred by Fujian Taisun Electronics Technologies Co., Ltd. and Fujian Taisun Fire Safety Technologies Co., Ltd, the PRC subsidiaries of the company, of approximately HK$5,198,144 (2007 : HK$2,266,161) and HK$278,014 (2007 : HK$313,109), respectively, as it is not certain that future taxable profits will be available against which these deductible temporary difference may be utilised.

27.	SHARE CAPITAL

	2008	2007
	HK$	HK$

Authorised :
100 ordinary shares of HK$100 each	10,000	10,000

Issued and fully paid :
2 ordinary shares of HK$100 each	200	200

Eyston Company Limited	JV-32

28.	RESERVES
Group

	2008	2007
	HK$	HK$

Exchange reserve	7,324,635	3,187,863
Fair value reserve	119,376	(458,173)
Retained profits	142,761,487	133,971,371
	150,205,498	136,701,061

Details of the movements in the above reserves during the year are set out in the consolidated statement of changes in equity on page 9.

Company

	Retained profits	Fair value reserve	Total
	HK$	HK$	HK$

Balance at 31 March 2006	112,076,351	(750,629)	111,325,722

Profit for the year	74,184,878	-	74,184,878
Change in fair value of available-for-sale financial assets	-	292,456	292,456
Dividends	(29,866,722)	-	(29,866,722)
Balance at 31 March 2007	156,394,507	(458,173)	155,936,334

Profit for the year	39,423,630	-	39,423,630
Change in fair value of available-for-sale financial assets	-	577,549	577,549
Dividends	(16,716,167)	-	(16,716,167)
Balance at 31 March 2008	179,101,970	119,376	179,221,346

29.	OPERATING LEASE ARRANGEMENTS
At 31 March 2008, the total future minimum rental receivable under non-cancellable operating leases in respect of land and buildings are as follows :

	Group and Company
	2008	2007
	HK$	HK$

Within one year	82,581	57,600
In the second to fifth years	61,935	-
	144,516	57,600

Eyston Company Limited	JV-33

29.	OPERATING LEASE ARRANGEMENTS (Continued)
At 31 March 2008, the total future minimum lease payments under non-cancellable operating leases in respect of land and buildings are payable as follows :

	Group		Company
	2008	2007	2008	2007
	HK$	HK$	HK$	HK$

Within one year	1,160,600	399,314	966,000	140,000
In the second to fifth years	3,059,000	86,710	3,059,000	-
	4,219,600	486,024	4,025,000	140,000

The group and the company lease land and buildings under operating leases. The leases run for an initial period of one to five years, with an option to renew the leases at the expiry dates. None of the leases includes contingent rentals.

30.	CAPITAL COMMITMENTS

	Group		Company
	2008	2007	2008	2007
	HK$	HK$	HK$	HK$

Contracted but not provided for the purchase of property, plant and equipment	-	-	-	2,139,420
Contracted but not provided for the purchase of land use rights	-	5,834,300	-	-
Contracted but not provided for the construction of the factory premises in the PRC	5,575,352	1,374,942	-	-
Capital contributions payable to PRC wholly-owned subsidiaries	-	-	61,009,580	78,202,856
	5,575,352	7,209,242	61,009,580	80,342,276

31.	CONTINGENT LIABILITIES
The current and prior years' tax provisions have been prepared on the basis that the management fees and bonuses are deductible in the determination of the assessable profits of the company and the company is entitled to the offshore claims. During the year ended 31 March 2006, the company received enquiries from the Hong Kong Inland Revenue Department regarding these deductions and offshore claims. As at the date of approval of these financial statements, the outcome of the enquiries is uncertain. In the opinion of the directors, no provision for additional taxes is required. The total contingent tax exposures to the group and company in respect of the deductions and offshore claims are estimated to be approximately HK$4.4 million and HK$18.7 million, respectively.

Save as disclosed above, the group and company have no contingent liabilities at 31 March 2008.

Eyston Company Limited	JV-34

32.	DIRECTORS' REMUNERATION
Remuneration of the directors of the company disclosed pursuant to section 161 of the Hong Kong Companies Ordinance is as follows :

	Group		Company
	2008	2007	2008	2007
	HK$	HK$	HK$	HK$

Fees	-	-	-	-
Other emoluments	-	-	-	-

33.	RELATED PARTY TRANSACTIONS
During the year, the following transactions were carried out with related parties :

	Group
	2008	2007
	HK$	HK$

Transactions with a related company
Rental expense	1,581,655	1,080,000
Management fee expense	4,434,600	4,434,600
Management bonus expense	2,329,153	7,113,550
Purchase of motor vehicles	788,051	-

Transactions with a shareholder
Sales	152,324,873	148,477,931
Purchases	4,508,889	8,451,104
Sales commission expense	4,791,769	2,250,179
Interest income	103,997	195,000

34.	MAJOR NON-CASH TRANSACTION
During the year ended 31 March 2008, HK$2,524,985 (2007 : HK$5,517,381) of the dividends for the year was settled through the current account with a shareholder.

During the year ended 31 March 2008, amount due to a related company of HK$3,830,555 was settled by the transfer of the available-for-sales financial assets at fair value.

35.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES
The group's major financial assets and liabilities include bank balances and cash, available-for-sale financial assets, trade receivables and payables, other payables and amounts due from/to related parties. Details of these financial instruments are disclosed in respective notes. The risks associated with these financial instruments and the policies on how to mitigate these risks are set out below. The management manages and monitors these exposures to ensure appropriate measures are implemented on a timely and effective manner.

Eyston Company Limited	JV-35

35.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)
Interest rate risk
The group is exposed to interest rate risk through the impact of interest rate changes on cash and cash equivalents. The interest rates of cash and cash equivalent of the group are disclosed in note 20. The group currently does not have an interest rate hedging policy. However, the directors monitor interest rate change exposure and will consider hedging significant interest rate exchange exposure should the need arises.

Interest rate sensitivity

At 31 March 2008, the group was exposed to changes in market interest rates through cash and cash equivalent, which are subject to variable interest rates. The following table illustrates the sensitivity of the profit after tax for the year and retained earnings to a change in interest rates of +1% and -1% (2007: +1% and -1%), with effect from the beginning of the year. The calculations are based on the group's and the company's bank balance held at each balance sheet date. All other variables are held constant.

	Group		Company
	2008	2007	2008	2007
	HK$	HK$	HK$	HK$
If interest rates were 1% (2007: 1%) higher
Net profit for the year	506,868	368,529	316,128	116,439

If interest rates were 1% (2007: 1%) lower
Net profit for the year	(506,868)	(368,529)	(316,128)	(116,439)

Price risk

The group is exposed to equity price risk through its investment in listed securities which are classified as available-for-sale financial assets. The management manages this exposure by maintaining a portfolio of investments with different risk and return profiles and will consider hedging the risk exposure should the need arise. The group is not exposed to commodity price risk.

At 31 March 2008, if securities prices had increased/decreased by 1% and all other variables were held constant, fair value reserve would increase/decrease by approximately HK$235,358 (2007: fair value reserve would decrease/increase by approximately HK$268,231). This is mainly due to the changes in available-for-sale financial assets. This sensitivity analysis has been determined assuming that the price change had occurred at the balance sheet date and had been applied to the group's investment on that date.

Foreign currency risk
The group mainly operates in the Asia Pacific Region and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the US dollar and RMB. The HK dollar is pegged to the US dollar at an exchange rate of approximately 7.8, the foreign exchange exposure between US dollar and HK dollar is therefore minimal. The group's exposure to RMB is minimal as majority of the subsidiaries of the group operates in the PRC with most of the transactions denominated and settled in Renminbi. The group currently does not have a hedging policy on foreign currency risk but the management would consider hedging significant foreign currency exposure should the need arises.

Eyston Company Limited	JV-36

35.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)
Credit risks
Credit risk arises from the possibility that the counterparty to a transaction is unwilling or unable to fulfill its obligation with the results that the group thereby suffers financial loss. The carrying amounts of trade and other receivables and cash and cash equivalents included in the consolidated balance sheet represent the group's maximum exposure to credit risk in relation to financial assets. No other financial assets carry a significant exposure to credit risk. The group monitors the trade and other receivables on an ongoing basis and only trades with creditworthy third parties. In addition, all the group's cash and cash equivalents are deposited with major banks located in Hong Kong and the PRC. Accordingly, the group has no significant concentrations of credit risk.

Fair values
The fair values of the group's current financial assets and liabilities are not materially different from their carrying amounts because of the immediate or short term maturity of these financial instruments.

Liquidity risks
As at 31 March 2008, the group had net current assets of HK$69,152,852 and net assets of HK$150,205,698. The management considered the liquidity risk to be minimal.

The group exercised liquidity risk management policy by maintaining sufficient cash and cash equivalents level deemed adequate to finance the group's operations, investment opportunities and expected expansion.

Individual operating entities within the group are responsible for their own cash management, including the short term investment of cash surpluses and the raising of loans to cover expected cash demands, subject to approval by the parent company's board when the borrowings exceed certain predetermined levels of authority. The group's policy is to regularly monitor its liquidity requirements and its compliance with lending covenants, to ensure that it maintains sufficient reserves of cash and readily realisable marketable securities and adequate committed lines of funding from major financial institutions to meet its liquidity requirements in the short and longer term.

The following table details the remaining contractual maturities at the balance sheet dates of the group's and the company's non-derivative financial liabilities, which are based on contractual undiscounted cash flows (including interest payment computed using contractual rate or, if floating, based on rates current at the balance sheet date) and the earliest date the group and the company can be required to pay :

Eyston Company Limited	JV-37

35.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)
Liquidity risks (Continued)
Group

	Carrying amount	Total contractual undiscounted cash flow	On demand or within 1 year	More than 1 year but less than 2 years	More than 2 years but less than 5 years
	HK$	HK$	HK$	HK$	HK$
At 31 March 2008
Trade and other payables	21,499,786	21,499,786	21,499,786	-	-
Obligations under finance lease	73,700	73,700	21,000	21,000	31,700
Amount due to a related company	2,329,153	2,329,153	2,329,153	-	-
Dividend payable	11,700,000	11,700,000	11,700,000	-	-
Loans from shareholders	2,868,954	2,868,954	2,868,954	-	-
Collateralised bank advances	971,312	971,312	971,312	-	-
	39,442,905	39,442,905	39,390,205	21,000	31,700

	Carrying amount	Total contractual undiscounted cash flow	On demand or within 1 year	More than 1 year but less than 2 years	More than 2 years but less than 5 years
	HK$	HK$	HK$	HK$	HK$
At 31 March 2007
Trade and other payables	22,686,174	22,686,174	22,686,174	-	-
Obligations under finance lease	94,700	94,700	21,000	21,000	52,700
Amount due to a related company	7,113,550	7,113,550	7,113,550	-	-
Dividend payable	11,700,000	11,700,000	11,700,000	-	-
Amount due to a director	200,000	200,000	200,000	-	-
Loans from shareholders	2,868,954	2,868,954	2,868,954	-	-
Collateralised bank advances	2,853,162	2,853,162	2,853,162	-	-
	47,516,540	47,516,540	47,442,840	21,000	52,700

Eyston Company Limited	JV-38

35.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)
Liquidity risks (Continued)
Company

	Carrying amount	Total Contractual undiscounted cash flow	On demand or within 1 year	More than 1 year but less than 2 years	More than 2 years but less than 5 years
	HK$	HK$	HK$	HK$	HK$
At 31 March 2008
Trade and other payables	17,513,855	17,513,855	17,513,855	-	-
Obligations under finance lease	73,700	73,700	21,000	21,000	31,700
Amount due to a related company	2,329,153	2,329,153	2,329,153	-	-
Dividend payable	11,700,000	11,700,000	11,700,000	-	-
Loans from shareholders	2,868,954	2,868,954	2,868,954	-	-
	34,485,662	34,485,662	34,432,962	21,000	31,700

At 31 March 2007
Trade and other payables	19,896,808	19,896,808	19,896,808	-	-
Obligations under finance lease	94,700	94,700	21,000	21,000	52,700
Amount due to a related company	7,113,550	7,113,550	7,113,550	-	-
Dividend payable	11,700,000	11,700,000	11,700,000	-	-
Loans from shareholders	2,868,954	2,868,954	2,868,954	-	-
	41,674,012	41,674,012	41,600,312	21,000	52,700

Summary of financial assets and liabilities by category
The carrying amounts of the group's and the company's financial assets and liabilities as recognised at balance sheet dates may be categorised as follows. See notes 3.6 and 3.9 for explanations about how the category of financial instruments affects their subsequent measurement.

	Group		Company
	2008	2007	2008	2007
	HK$	HK$	HK$	HK$
Financial assets
Available-for-sale financial assets	23,535,756	26,823,106	23,535,756	26,823,106
Loans and receivables:
Trade and other receivables	3,400,030	6,638,411	-	-
Amount due from shareholder	9,392,116	20,344,847	-	-
Loan to a shareholder	-	1,950,000	-	-
Amount due from subsidiaries	-	-	22,846,582	39,149,433
Cash and cash equivalents	50,687,596	36,853,474	31,612,771	11,643,897
	87,015,498	92,609,838	77,995,109	77,616,436

Financial liabilities
Financial liabilities measured at amortised cost:
Trade and other payables	21,499,786	22,686,174	17,513,855	19,896,808
Obligations under finance lease	73,700	94,700	73,700	94,700
Amount due to a related company	2,329,153	7,113,550	2,329,153	7,113,550
Dividend payable	11,700,000	11,700,000	11,700,000	11,700,000
Amount due to a director	-	200,000	-	-
Loans from shareholders	2,868,954	2,868,954	2,868,954	2,868,954
Collateralised bank advances	971,312	2,853,162	-	-
	39,442,905	47,516,540	34,485,662	41,674,012

Eyston Company Limited	JV-39

36.	CAPITAL MANAGEMENT POLICIES AND PROCEDURES

The group's objectives when managing capital are:

(a)	To safeguard the group's ability to continue as a going concern, so that it continues to provide returns and benefits for its stakeholders;

(b)	To support the group's stability and growth; and

(c)	To provide capital for the purpose of strengthening the group's risk management capability.

The group actively and regularly reviews and manages its capital structure to ensure optimal capital structure and shareholder returns, taking into consideration the future capital requirements of the group and capital efficiency, prevailing and projected profitability, projected operating cash flows, projected capital expenditures and projected strategic investment opportunities. To maintain or adjust the capital structure, the group may adjust the dividend payables to shareholders, issue new shares or raise and repay debts. The group's capital management objectives, policies or processes were unchanged during the year ended 31 March 2008 and 31 March 2007. Management regards total equity of HK$ 150,205,698 (2007: HK$136,701,261) as capital, for capital management purpose.

Eyston Company Limited	JV-40